November 9, 2007

Alternative Energy Sources, Inc.
310 West 20th Street, 2nd Floor
Kansas City, Missouri 64108
Attention: Chairman of the Board of Directors

Dear Sirs:

We are delighted that you have decided to consider a transaction with [Name of Purchaser], a privately held company (the “Purchaser”), pursuant to which Alternative Energy Sources, Inc. (the “Company”) would be acquired by the Purchaser (the “Transaction”), and we look forward to working with you to enter into a definitive merger agreement for the Transaction on terms mutually agreeable to the parties and subject to such conditions as we and you will mutually agree to in further discussions. The Purchaser and its affiliates intend to devote substantial resources to due diligence and the prompt preparation and completion of the necessary definitive agreements, but are only willing to do so subject to the provisions set out herein.

From and after the date hereof until the earlier of (i) the execution of a definitive merger agreement with respect to the Transaction or (ii) one year after the date hereof, if the Company or any of its subsidiaries enters into an agreement with respect to an Acquisition Transaction (as defined below), the Company shall simultaneously with the closing of the transaction contemplated by any such agreement with respect to an Acquisition Transaction (1) pay to the Purchaser a business interruption fee of $500,000 (the “Business Interruption Fee”) and (2) reimburse the Purchaser for the reasonable fees and expenses (including, without limitation, fees and expenses payable to all legal, accounting, financial, and other professionals arising out of, in connection with or related to the Transaction) incurred by it and its affiliates in connection with the evaluation, negotiation, financing and documentation of the Transaction up to an aggregate amount of $500,000 (which, for the avoidance of doubt, shall be in addition to the Business Interruption Fee), in the case of each of clauses (1) and (2), in cash payable by wire transfer in same day funds to an account designated in writing by the Purchaser. Notwithstanding anything to the contrary contained herein, if the Company fails to pay any amounts due under this paragraph in accordance with the terms hereof, in addition to any amounts paid or payable pursuant to this paragraph, the Company shall pay the reasonable fees and expenses (including legal fees and expenses) incurred in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the unpaid amount from the date such amount was required to be paid at the prime rate as reported in the Wall Street Journal on the date such amount was required to be paid.

As used in this agreement, “Acquisition Transaction” means (1) a merger, consolidation, share exchange or business combination involving the Company or any of its subsidiaries representing 20% or more of the assets of the Company and its subsidiaries, taken as a whole, (2) a sale, lease, exchange, or transfer (other than the granting of a security interest in, or lien or mortgage on, assets of the Company), in a single transaction or series of related transactions, of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, (3) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 20% or more of the voting power of the capital stock of Company, including by way of a tender offer or exchange offer, (4) a reorganization or recapitalization of the Company (other than a bankruptcy reorganization), or (5) any other change-of-control transaction having a similar effect to those described in clauses (1) through (4), in each case other than the Transaction.

Alternative Energy Sources, Inc.
November 9, 2007

Notwithstanding anything to the contrary in the foregoing, unless and until a definitive merger agreement is executed and delivered in respect of the Transaction (and, in that case, subject to the conditions expressed therein), no party to this agreement is under any obligation to proceed with or consummate the Transaction. The obligations under this Agreement shall automatically terminate upon the execution of such definitive merger agreement, if any. The terms of this agreement may be modified or waived only by a separate writing, signed by the party against whom enforcement is sought, that expressly modifies or waives any such term. It is understood that no failure or delay in exercising any right, power or privilege under this agreement shall operate as a waiver hereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this agreement. The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement, all of which shall remain in full force and effect.

This agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. The parties to this agreement (a) irrevocably submit to the personal jurisdiction of the state courts located in New York, New York and the federal courts of the United States of America located in the Southern District of the State of New York and (b) waive any claim of improper venue or any claim that those courts are an inconvenient forum.

[Signature page follows]

Alternative Energy Sources, Inc.
November 9, 2007

This agreement shall be treated as confidential and may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the Purchaser.

Very truly yours,

[NAME OF PURCHASER]

By:	/s/[NAME OF PURCHASER]
Name:
Title:

ACKNOWLEDGED AND AGREED:

ALTERNATIVE ENERGY SOURCES, INC.

By:	/s/Mark Beemer
Name: Mark Beemer
Title: Chief Executive Officer